Exhibit 5.9

CONSENT OF R. MCISAAC

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Reagan McIsaac
By:	Reagan McIsaac, Ph.D., P.Eng.
Senior Engineer
Knight Piésold Consulting Ltd.

Dated: May 15, 2020